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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholders
Del Mar Mortgage, Inc.
Del Mar Holdings, Inc.
CapSource, Inc.


We have issued our report dated April 9, 1999 on the December 31, 1998 and 1997 financial statements of Del Mar Mortgage, Inc. and our report dated May 21, 1999 on the December 31, 1998 and 1997 financial statements of Del Mar Holdings, Inc. and our report dated April 7, 1999 on the December 31, 1998 and 1997 financial statements of CapSource, Inc.. We consent to the use of our reports in the 8-K\A Amendment No. 1 of Sunderland Corporation dated July 12, 1999 which amends their Form 8-K dated May 5, 1999.


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